AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                           THIRTEEN WEEKS ENDED                 TWENTY-SIX WEEKS ENDED
                                      ------------------------------       --------------------------------
                                      November 28,      November 29,       November 28,        November 29,
                                          1998              1997               1998                1997
                                      ------------      ------------       ------------        ------------
Net income (loss) for computing
  earnings per common share            $   11,578        ($  26,196)        ($  21,073)          $  1,153
                                       ==========        ==========         ==========           ========


Weighted average number of
   common shares outstanding
   during each period                     890,067           921,437            889,537            921,366
                                       ==========        ==========         ==========           ========

Net income per common share            $    0.013        ($   0.028)        ($   0.024)          $  0.001
                                       ==========        ==========         ==========           ========